Exhibit 10.7.1

AMENDMENT ONE
TO THE EMPLOYMENT AGREEMENT
DATED DECEMBER 31, 1998
BETWEEN STUART R. LLOYD AND
PERFORMANCE ENGINEERING CORPORATION

The Agreement is hereby modified as follows:

Paragraph 5, subparagraph (b): delete the second paragraph of subparagraph (b) and insert the following:

“If Lloyd leaves his employment as a result of PEC’s breach of this Agreement, or if PEC terminates Lloyd’s employment in breach of this Agreement, or if Lloyd’s employment terminates for Good Reason as a result of a Change in Control, both as defined under Paragraph 6, below, Lloyd shall be under no restriction whatsoever as to the nature of the business or employment activities in which he may engage after termination of his employment.”

Paragraph 5, subparagraph (d): add the following to the end of the subparagraph:

“In addition, if Lloyd’s employment terminates for Good Reason as a result of a Change in Control, both as defined under Paragraph 6, below, Lloyd shall not receive a  lump sum payment but shall instead receive payments on an equal monthly basis for the term of the period covered.”

Both parties being in accord, and in consideration of Lloyd’s continued employment and the other mutual covenants and obligations as first set forth in the Agreement, the parties have hereto set their hands this 30th day of September, 2003:

/s/ STUART R. LLOYD	/S/ DAVID C. KARLGAARD
Stuart R. Lloyd	PEC Solutions, Inc. (Successor in Interest to Performance Engineering Corporation)
By: David C. Karlgaard

/s/ SHARON M. OWLETT	/s/ SHARON M. OWLETT
Witness	Witness